Amendment
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated August 26, 2016
between
Manifold Fund Advisors, LLC (formerly RiskX Investments, LLC)
and
Carret Asset Management, LLC

Effective June 1, 2017, RiskX Investments, LLC, the Adviser to the American Independence Kansas Tax-Exempt Bond Fund and the American Independence Carret Core Plus Fund, will be known as Manifold Fund Advisors, LLC.

The undersigned hereby execute this Amendment to the Investment Sub-Advisory Agreement dated August 26, 2016 and executed between Manifold Fund Advisors, LLC and Carret Asset Management, LLC to be effective as of June 1, 2017.

Carret Asset Management, LLC

By: [signature]

Name: MARCO VEGA

Title: COO

Manifold Fund Advisors, LLC

By: [signature]

Name: Robert Rokose

Title: Head of Fund Services